STATE OF FLORIDA

                               DEPARTMENT OF STATE



I certify the attached is a true and correct copy of the Articles of Amendment, filed on September 24, 1997, to Articles of Incorporation for PSI INDUSTRIES, INC., a Florida corporation, as shown by the records of this office.

The document number of this corporation is J38802.






                                             Given under my hand and the
                                         Great Seal of the State of Florida
                                        at Tallahassee, the Capitol, this the
                                         Twenty-fifth day of September, 1997

                                         /S/
                                         ----------------------------------
                                         Sandra B. Mortham
                                         Secretary of State


GREAT SEAL OF THE
STATE OF FLORIDA
In God We Trust

[SEAL]

CR2EO22 (2-95)

                            ARTICLES OF AMENDMENT OF
                            ------------------------
                          ARTICLES OF INCORPORATION OF
                          ----------------------------
                              PSI INDUSTRIES, INC.
                              --------------------

         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, PSI Industries, Inc., a Florida corporation, hereby amends its Articles of Incorporation, as follows:

         (1)    Article IV is hereby amended in its entirety to read as follows:

                                   "ARTICLE IV

                  The maximum number of shares of capital stock that this Corporation is authorized to issue and have outstanding at any one time is twenty-one million (21,000,000) shares, comprised of:

                  (i) Twenty million (20,000,000) shares of Common Stock, having a par value of $.0001 per share; and

                  (ii) One million (1,000,000) shares of Preferred Stock, having a par value of $.0001 per share, which may be issued from to time in one or more series. The number of shares, the stated value and dividend rate, if any, of each such series and the preferences and relative, participating and special rights and the qualifications, limitations or restrictions shall be fixed in the case of each series by the Board of Directors at the time of issuance subject in all cases to the laws of the State of Florida applicable thereto and determined in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act."

         The foregoing Amendment to the Articles of Incorporation of PSI Industries, Inc. was approved and adopted by the Board of Directors on July 3, 1997, and by a majority of the Shareholders on September 23, 1997, in accordance with the provisions of the Florida Business Corporation Act, and the number of votes cast by the shareholders was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned Chief Executive Officer of this corporation, pursuant to the approval and authority given by the Board of Directors and the Shareholders, has executed these Articles of Amendment this 23rd day of September, 1997.


                                                /S/
                                                --------------------------------
                                                Dominick M. Seminara,
                                                Chief Executive Officer